Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 9, 2026

HURCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL YEAR 2025

INDIANAPOLIS, INDIANA – January 9, 2026 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2025. Hurco recorded a net loss of $3,041,000, or $0.47 per diluted share, for the fourth quarter of fiscal year 2025, compared to a net loss of $1,442,000, or $0.23 per diluted share, for the corresponding period in fiscal year 2024. Hurco recorded a net loss of $15,117,000, or $2.34 per diluted share, for fiscal year 2025, compared to a net loss of $16,608,000, or $2.56 per diluted share, for fiscal year 2024. The recorded net losses for fiscal years 2025 and 2024, included non-cash tax valuation allowances of $4,778,000 and $8,590,000, respectively, recorded in provision for income taxes.

Sales and service fees for the fourth quarter of fiscal year 2025 were $45,467,000, a decrease of $8,235,000, or 15%, compared to the corresponding prior year period, and included a favorable currency impact of $882,000, or less than 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for fiscal year 2025 were $178,554,000, a decrease of $8,030,000, or 4%, compared to fiscal year 2024, and included a favorable currency impact of $2,038,000, or 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “Our largest markets, the U.S. and Germany, ended the fiscal year with their strongest quarter of orders and sales for the year, reflecting a change in trend that developed during the second half of the year, with orders and sales improving by approximately 5% from the first half to the second half of the year. While this fiscal year was challenging given the headwinds from tariffs and the macro-economic conditions, we were committed to continuous improvement in our business strategy and implemented targeted leadership transitions in both the U.S. and Germany. Our new leaders bring deep industry experience with a strong focus on execution, customer engagement, and growth. Our results during this period highlight our focus on disciplined execution: we increased cash by approximately $15 million year over year and reduced selling, general, and administrative expenses by nearly $3 million year over year, all while we continued to invest in innovative technologies. As we look ahead to fiscal 2026, we believe Hurco is positioned to navigate the cycle with a strong balance sheet, an even stronger management team, and a product portfolio that supports long-term growth.”

The following table sets forth net sales and service fees by geographic region for the fourth quarter and fiscal year ended October 31, 2025, and 2024 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Americas	$18,234	$23,331	($5,097)	(22)%	$68,604	$72,317	($3,713)	(5)%
Europe	23,475	25,381	(1,906)	(8)%	90,863	94,919	(4,056)	(4)%
Asia Pacific	3,758	4,990	(1,232)	(25)%	19,087	19,348	(261)	(1)%
Total	$45,467	$53,702	($8,235)	(15)%	$178,554	$186,584	($8,030)	(4)%

Sales in the Americas for the fourth quarter and fiscal year 2025 decreased by 22% and 5%, respectively, compared to the corresponding periods in fiscal year 2024, primarily due to a change in mix of machine model shipments in the fourth quarter.  The decrease in sales was attributable to decreased shipments of Hurco 5-axis vertical machines and entry-level Hurco and Milltronics 3-axis machines, partially offset by increased sales of higher-performance Hurco 3-axis vertical machines and multi-axis lathes. Even though the mix of machine model shipments in the fourth quarter and fiscal year 2025 produced lower sales in dollars compared to the prior year periods, the overall volume of machine shipments in the Americas increased from 2024 to 2025 for the quarter and fiscal year.

European sales for the fourth quarter of fiscal year 2025 decreased by 8%, compared to the corresponding prior year period, and included a favorable currency impact of 4%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in the fourth quarter in European sales was mainly due to a decreased volume of shipments of Hurco 5-axis vertical machines in the United Kingdom, Germany, and Italy, as well as decreased shipments of Milltronics machines throughout Europe. European sales for fiscal year 2025 decreased by 4%, compared to fiscal year 2024, and included a favorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in European sales was primarily attributable to a decreased volume of shipments of Hurco 5-axis vertical machines and entry-level Hurco 3-axis machines in Germany and France, and of electro-mechanical components and accessories manufactured by LCM Precision Technologies S.r.l. (“LCM”), partially offset by an increased volume of shipments of Hurco machines in the United Kingdom.

Asian Pacific sales for the fourth quarter and fiscal year 2025 decreased by 25% and 1%, respectively, compared to the corresponding periods in fiscal year 2024, and each period included an unfavorable currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decreases in Asian Pacific sales in both periods were primarily due to decreases in sales of Hurco machines in India and China, partially offset by increased sales of Takumi machines in the Asia Pacific region generally.

Orders for the fourth quarter of fiscal year 2025 were $46,509,000, a decrease of $4,568,000, or 9%, compared to the corresponding period in fiscal year 2024, and included a favorable currency impact of $839,000, or 2%, when translating foreign orders to U.S. dollars. Orders for fiscal year 2025 were $171,290,000, a decrease of $27,012,000, or 14%, compared to fiscal year 2024, and included a favorable currency impact of $1,761,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the fourth fiscal quarter and fiscal year ended October 31, 2025, and 2024 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Americas	$22,003	$21,221	$782	4%	$69,148	$76,711	($7,563)	(10)%
Europe	20,839	23,876	(3,037)	(13)%	81,569	99,633	(18,064)	(18)%
Asia Pacific	3,667	5,980	(2,313)	(39)%	20,573	21,958	(1,385)	(6)%
Total	$46,509	$51,077	($4,568)	(9)%	$171,290	$198,302	($27,012)	(14)%

Orders in the Americas for the fourth quarter of fiscal year 2025 increased by 4%, compared to the corresponding period in fiscal year 2024. The increase in orders was primarily due to increased customer demand for Hurco and Takumi machines, partially offset by decreased demand for Milltronics toolroom and 3-axis vertical machines and non-Hurco branded machine tools sold by one of our wholly owned distributors. Orders in the Americas for fiscal year 2025 decreased by 10%, compared to fiscal year 2024. The decrease in orders was primarily due to a shift in customer demand from Hurco 5-axis vertical machines, Milltronics toolroom and 3-axis vertical machines, and non-Hurco branded machine tools sold by one of our wholly owned distributors, to a higher volume of Hurco lathes and entry-level and higher-performance Hurco 3-axis vertical machines.

European orders for the fourth quarter and fiscal year 2025 decreased by 13% and 18%, respectively, compared to the corresponding prior year periods, and included a favorable currency impact of 4% and 2%, respectively, when translating foreign orders to U.S. dollars. The year-over-year decreases in orders in both periods were driven primarily by decreased customer demand for Hurco and Takumi machines in the United Kingdom, Germany, and France, as well as decreased demand for electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the fourth quarter and fiscal year 2025 decreased by 39% and 6%, respectively, compared to the corresponding prior year periods, and each period included an unfavorable currency impact of less than 1% when translating foreign orders to U.S. dollars. The decreases in Asian Pacific orders in both periods were driven primarily by decreased customer demand for Hurco machines in China and India.

Gross profit for the fourth quarter of fiscal year 2025 was $7,749,000, or 17% of sales, compared to $12,186,000, or 23% of sales, for the corresponding prior year period. Gross profit for fiscal year 2025 was $32,980,000, or 18% of sales, compared to $37,743,000, or 20% of sales, for fiscal year 2024. The year-over-year decreases were primarily due to the lower overall sales volume of vertical milling machines and the change in mix and volume from higher-performance 5-axis machines to 3-axis machines in the Americas and Europe. Additionally, gross profit in both periods was negatively impacted by an increase in cost of goods sold as a result of tariffs on goods imported into the U.S. implemented in the second half of fiscal year 2025. The decrease in overall sales dollars and the increase in tariffs negatively impacted gross profit in dollars and percentage of sales, reducing the leverage of fixed costs, in comparison to the corresponding prior year periods.

Selling, general, and administrative expenses for the fourth quarter of fiscal year 2025 were $11,207,000, or 25% of sales, compared to $12,677,000, or 24% of sales, in the corresponding fiscal year 2024 period, and included an unfavorable currency impact of $186,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for fiscal year 2025 were $43,248,000, or 24% of sales, compared to $46,029,000, or 25% of sales, in fiscal year 2024, and included an unfavorable currency impact of $407,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year reductions in selling, general, and administrative expenses in both periods were primarily due to decreased tradeshow costs due to IMTS being in the fourth quarter of fiscal year 2024 and additional global cost reductions that we have implemented over the last twelve months during the continued recessed period of sales. Despite the reductions from an absolute dollar perspective, selling, general, and administrative expenses increased as a percentage of sales in the fourth quarter, compared to the corresponding prior year period, due to the lower volume of sales year-over-year.

Income taxes recorded during the fourth quarter and fiscal year 2025 were a benefit of $178,000 and an expense of $2,948,000, respectively, compared to expenses of $320,000 and $6,758,000 for the corresponding periods in fiscal year 2024. The year-over-year decreases in annual income tax expenses were primarily due to an $8,449,000 non-cash change in valuation allowance recorded in the prior year on U.S. and China deferred tax assets, compared to a $4,821,000 non-cash change in valuation allowance recorded in fiscal year 2025 on U.S., China, and certain Italian deferred tax assets. Additionally, income taxes were also impacted by a change in geographic mix of income and loss that includes jurisdictions with differing tax rates and discrete items related to unvested stock compensation. We have a $13,244,000 full valuation allowance recorded against our U.S., Chinese and certain Italian deferred tax assets, and we did not record a tax benefit for our net losses in these countries.

Cash and cash equivalents totaled $48,713,000 as of October 31, 2025, compared to $33,330,000 as of October 31, 2024. Working capital was $173,055,000 as of October 31, 2025, compared to $180,788,000 as of October 31, 2024. The decrease in working capital was primarily driven by decreases in inventories and accounts receivable, net, as well as increases in accounts payable and derivative liabilities, partially offset by an increase in cash and cash equivalents.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and the U.S., and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com.

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2025	2024	2025	2024

	(unaudited)		(unaudited)
Sales and service fees	$ 45,467	$ 53,702	$ 178,554	$ 186,584
Cost of sales and service	37,718	41,516	145,574	148,841

Gross profit	7,749	12,186	32,980	37,743
Selling, general and administrative expenses	11,207	12,677	43,248	46,029

Operating (loss) income	(3,458)	(491)	(10,268)	(8,286)
Interest expense	23	152	89	578
Interest income	17	129	256	621
Investment income	116	(46)	302	80
Other (expense) income, net	129	(562)	(2,370)	(1,687)
(Loss) income before taxes	(3,219)	(1,122)	(12,169)	(9,850)
Provision (benefit) for income taxes	(178)	320	2,948	6,758
Net (loss) income	($ 3,041)	($ 1,442)	($ 15,117)	($ 16,608)

(Loss) income per common share
Basic	($ 0.47)	($ 0.23)	($ 2.34)	($ 2.56)
Diluted	($ 0.47)	($ 0.23)	($ 2.34)	($ 2.56)
Weighted average common shares outstanding
Basic	6,402	6,440	6,456	6,489
Diluted	6,402	6,440	6,456	6,489

Dividends per share	$ -	$ -	$ -	$ 0.32

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended October 31,		Fiscal Year Ended October 31,
Operating Data:	2025	2024	2025	2024

	(unaudited)		(unaudited)
Gross margin	17%	23%	18%	20%
SG&A expense as a percentage of sales	25%	24%	24%	25%
Operating (loss) income as a percentage of sales	(8)%	(1)%	(6)%	(4)%
Pre-tax (loss) income as a percentage of sales	(7)%	(2)%	(7)%	(5)%
Effective tax rate	6%	(29)%	(24)%	(69)%
Depreciation and amortization	$ 691	$ 854	$ 2,691	$ 3,532
Capital expenditures	$ 733	$ 830	$ 3,021	$ 2,876

Balance Sheet Data:	10/31/2025	10/31/2024
Working capital	$ 173,055	$ 180,788
Days sales outstanding	42	49
Inventory turns	1.0	1.0
Capitalization
Total debt	--	--
Shareholders' equity	198,787	207,172
Total	$ 198,787	$ 207,172

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	October 31,	October 31,
	2025	2024
ASSETS	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$ 48,713	$ 33,330
Accounts receivable, net	27,928	36,678
Inventories	142,931	153,037
Derivative assets	263	323
Prepaid and other assets	5,243	5,209
Total current assets	225,078	228,577

Property and equipment:
Land	1,046	1,046
Building	7,381	7,381
Machinery and equipment	26,061	28,106
Leasehold improvements	4,569	4,667
	39,057	41,200
Less accumulated depreciation and amortization	(31,083)	(32,404)
Total property and equipment, net	7,974	8,796

Non-current assets:
Software development costs, less accumulated amortization	8,090	7,044
Intangible assets, net	627	763
Operating lease - right of use assets, net	11,560	11,313
Deferred income taxes	794	1,349
Investments	9,005	8,216
Other assets	1,170	2,585
Total non-current assets	31,246	31,270

Total assets	$ 264,298	$ 268,643

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 26,074	$ 24,951
Customer deposits	4,788	4,308
Derivative liabilities	3,084	705
Operating lease liabilities	4,374	3,829
Accrued payroll and employee benefits	7,474	7,786
Accrued income taxes	1,472	866
Accrued expenses	3,790	4,258
Accrued warranty expenses	967	1,086
Total current liabilities	52,023	47,789

Non-current liabilities:
Deferred income taxes	38	53
Accrued tax liability	-	537
Operating lease liabilities	7,560	7,852
Deferred credits and other	5,890	5,240
Total non-current liabilities	13,488	13,682

Commitment and contingencies	-	-

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,569,224 and 6,548,838 shares issued and 6,402,396 and 6,435,624 shares outstanding, as of October 31, 2025 and October 31, 2024, respectively	640	644
Additional paid-in capital	60,850	61,500
Retained earnings	146,305	161,422
Accumulated other comprehensive loss	(9,008)	(16,394)
Total shareholders' equity	198,787	207,172

Total liabilities and shareholders' equity	$ 264,298	$ 268,643